                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             BUSH INDUSTRIES, INC.
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              DELAWARE                               16-0837346
 ------------------------------------------------------------------------------
 (State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)


     ONE MASON DRIVE, JAMESTOWN, NEW YORK               14702
 ------------------------------------------------------------------------------
   (Address of Principal Executive Offices)          (Zip Code)



                     BUSH INDUSTRIES, INC. 1985 STOCK PLAN
 ------------------------------------------------------------------------------
                            (Full title of the plan)


 ROBERT L. AYRES, CHIEF FINANCIAL OFFICER, ONE MASON DRIVE, JAMESTOWN, NY 14702
 ------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                 (716) 665-2000
 ------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


 --------------------------------------------------------------------------------------------------
                                                 PROPOSED       PROPOSED MAXIMUM       AMOUNT OF
 TITLE OF SECURITIES TO      AMOUNT TO BE        MAXIMUM       AGGREGATE OFFERING  REGISTRATION FEE
     BE REGISTERED         REGISTERED/(1)/       OFFERING            PRICE
                                              PRICE PER SHARE
 --------------------------------------------------------------------------------------------------
Class A Common             196,875 shares (2)          $8.91       $1,754,156.25       $531.56
 Stock, $.10 par value
---------------------------------------------------------------------------------------------------
TOTAL                                                              $1,754,156.25       $531.56
---------------------------------------------------------------------------------------------------

/(1)/ Pursuant to Rule 416(c), promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of securities to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

/(2)/ Represents shares of Class A Common Stock of Bush Industries, Inc.
      issuable upon the exercise of a like number of outstanding stock options granted to a Director and Officer of the Registrant, in accordance with the terms and conditions of the Bush Industries, Inc. 1985 Stock Plan (the "Plan").

                                      (ii)

                             BUSH INDUSTRIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


        REGISTRATION STATEMENT                        CAPTION OR
       ITEM NUMBER AND CAPTION                  LOCATION IN PROSPECTUS
--------------------------------------  --------------------------------------
1.  Forepart of the Registration
    Statement and Out side Front Cover     Cover Page of Prospectus.
    Page of Prospectus.

2.  Inside Front and Outside Back          Inside Front and Outside Back Cover
    Cover Pages of Prospectus.             Pages of Prospectus.

3.  Summary Information, Risk Factors      Description of Plan.
    and Ratio of Earnings to Fixed
    Charges.

4.  Use of Proceeds.                       Use of Proceeds.

5.  Determination of Offering Price.       Not Applicable.

6.  Dilution.                              Not Applicable.

7.  Selling Security Holders.              Selling Security Holder.

8.  Plan of Distribution.                  Selling Security Holder.

9.  Description of Securities to be        Description of Plan.
    Registered.

10. Interests of Named Experts and         Legal Opinion.
    Counsel.

11. Material Changes.                      Not Applicable.

12. Incorporation of Certain               Incorporation of Documents by
    Information by Reference.              Reference.

13. Disclosure of Commission Position      Indemnification of Directors and
    on Indemnification for Securities      Officers; Undertakings.
    Act Liabilities.

14. Indemnification of Directors and       Indemnification of Directors and
    Officers                               Officers

15. Exemption from Registration            Exemption from Registration Claimed.
    Claimed.

16. Exhibits.                              Exhibits.

17. Undertakings.                          Undertakings.


                                     (iii)

PROSPECTUS
                                 196,875 SHARES

                             BUSH INDUSTRIES, INC.

                              CLASS A COMMON STOCK
                                ($.10 PAR VALUE)

    Bush Industries, Inc. (the "Company" or the "Registrant") is registering an aggregate 196,875 shares of Class A Common Stock (the "Shares"), issuable upon the exercise of a like number of outstanding stock options granted to a Director and Officer of the Company. The options were granted pursuant to the Bush Industries, Inc. 1985 Stock Plan (the "Plan"). The Director and Officer may offer these Shares (upon exercise of the stock options) for sale as a principal for his own account at any time and from time to time on the New York Stock Exchange or otherwise at prices prevailing at the time of sale or in private sales and at prices to be negotiated. The Director and Officer upon exercise of the options and sale of the Shares of Common Stock issuable thereunder will receive the entire proceeds from such sale (see "Selling Security Holder"). Such Director and Officer of the Company may be deemed to be an affiliate of the Company, as that term is defined under Rule 405 of the Securities Act of 1933, as amended. Upon exercise of the above-described stock options, the Company will receive gross proceeds of approximately $1,754,150. See "Use of Proceeds."

                    ----------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                The date of this Prospectus is October 16, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison, Chicago, Illinois 60661; 7 World Trade Center, Room 1028, New York, New York 10048; 411 West Seventh Street, Fort Worth, Texas 76102, 8th Floor; and 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648. Copies of any such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Registrant. The address of such Web site is http://www.sec.gov. In addition, the Company's Class A Common Stock is listed on the New York Stock Exchange, and reports and other information regarding the Company can be inspected at such exchange.

    The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated herein by reference (not including exhibits thereto). Such requests should be made to the Corporate Treasurer, Bush Industries, Inc., One Mason Drive, Jamestown, New York 14702 (716) 665-2000.

                              DESCRIPTION OF PLAN

    The Company adopted the Plan for the award of non-qualified stock options, stock appreciation rights ("SARs") and contingent stock ("Contingent Stock"). Under the terms of the Plan, no grant or award thereunder may be made after March 1, 1995, the termination date of such Plan. Outstanding options as of such date issued under the Plan will continue to be outstanding until the earlier of the exercise thereof or expiration thereof pursuant to the terms of grant. As of October 1, 1997, the maximum number of shares of Class A Common Stock available for issuance under the Plan upon exercise of outstanding stock options is 1,742,416, as adjusted for stock splits and/or stock dividends. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. No member of such Committee is eligible to participate in the Plan.

    The Company's Plan provided for the grant of certain securities to Officers and other key employees of the Company, including Directors who were also employees of the Company. Such securities which may have been granted under the Plan included non-qualified stock options to acquire shares of the Company's Class A Common Stock, which may be accompanied by SARs, and Contingent Stock, which are shares of the Company's Class A Common Stock, issued subject to certain restrictions.

    Non-qualified options granted under the Plan must have had an option price that is at least 100% of the fair market value of the Class A Common Stock on the date of grant and no non-qualified option can be exercisable within one year after the date of grant. Unless otherwise specified in the grant, non-qualified options expire 10 years and one day after the date of grant.


                                USE OF PROCEEDS

    The Company will not realize any proceeds upon the sale of the Shares of Class A Common Stock issuable upon the exercise of the stock options. Upon the issuance of an aggregate 196,875 Shares of Class A Common Stock upon the exercise of a like number of outstanding stock options pursuant to the terms of the Plan, the Company will receive gross proceeds of approximately $1,754,150. The Company intends to use such proceeds for working capital purposes.

                            SELLING SECURITY HOLDER

    The following table lists the selling stockholder with respect to the Shares of Class A Common Stock being registered hereunder; the number of Shares of Class A Common Stock known to the Company to be held by such selling stockholder as of October 1, 1997; the number of stock options granted pursuant to the Plan; the number of Shares to be sold; and the number and percentage of outstanding Shares of Class A Common Stock to be owned after the sale of the Shares hereunder.

    The selling stockholder intends to offer the Shares issuable upon exercise of outstanding stock options for sale as a principal for his own account at any time and from time to time on the New York Stock Exchange or otherwise, at prices prevailing at the time of sale, or in private sales and at prices to be negotiated. The selling stockholder is a Director and the Senior Vice President of Sales and Marketing of the Company.

                                                                             Percentage of
                    Total                                   Number of          Shares of
                   Number       Options     Number of       Shares of        Class A Common
                of Shares of    Granted     Shares of        Class A        Stock Owned (3)
Selling            Class A      Pursuant     Class A         Common       --------------------
Stockholder        Common         to         Common        Stock Owned      Before     After
                    Stock       the Plan   Stock to Be    After Offering   Offering  Offering
                    Owned                     Sold
=============================================================================================
David G.            215,296(1)   196,875      196,875(2)          18,421        2.2%       .2%
Messinger

-----------------
(1) Includes 840 shares of Class A Common Stock held as custodian by Mr. David
    G. Messinger for his minor children, and with respect to such shares, Mr. Messinger disclaims beneficial ownership. Includes 196,875 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes (as of February 10, 1997) 7,409 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Messinger, and with respect to such shares, the trustees of such 401(k) Plan have sole voting power.

(2) In accordance with the terms of the stock options granted under the terms of the Plan, an aggregate 108,281 options are currently exercisable by Mr. Messinger. The exercisability of the options currently vest at the rate of 15% per annum. Accordingly, as of the date hereof, Mr. Messinger may only sell an aggregate 108,281 Shares issuable upon exercise of the stock options.

(3) The percentage of Shares of Class A Common Stock owned before the offering is based on 9,894,707 shares of Class A Common Stock outstanding as of October 1, 1997, which includes shares issuable upon exercise of stock options owned of record by Mr. Messinger. The percentage of Shares of Class A Common Stock owned after the offering is also based on 9,894,707 shares of Class A Common Stock. For each selling stockholder the percentage of shares owned (before or after the offering) includes any derivative securities owned by only such selling stockholder.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (a) through (c) below are hereby incorporated by reference to this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 28, 1996.

(c) The description of the Registrant's Common Stock contained in Registration Statements filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

                                 LEGAL OPINION

     The legality of the securities being offered hereby is being passed upon by Akerman, Senterfitt & Eidson, P.A., special counsel to the Registrant.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with the provisions of the General Corporation Law of the State of Delaware (the "Act"), Article VI of the Registrant's Bylaws requires indemnification of Directors and Officers of the Company to the fullest extent provided by Section 145 of the Act, and also provides that such rights to indemnification are not exclusive of any other right to which Directors and Officers may otherwise be entitled.

     In addition to the above-described provisions, Section 145 of the Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he acted in good faith, and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a person in respect of a claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification or such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the Act requires a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred by him when he is successful in his defense on the merits or otherwise.

     Further, the Registrant has adopted a charter provision pursuant to Delaware law which purports to limit the liability of Directors for monetary damages.

                      EXEMPTION FROM REGISTRATION CLAIMED

     The stock options granted to the Officer and Director of the Company pursuant to the Plan were issued without registration under the Securities Act of 1933, as amended, in accordance with an exemption from registration provided by Section 4(2) of such Act.

                                    EXHIBITS

5.1 Opinion of Akerman, Senterfitt & Eidson, P.A., as to the legality of the Securities being offered hereunder.

10.1* Bush Industries, Inc. 1985 Stock Plan.

23.1 The consent of Akerman, Senterfitt & Eidson, P.A., is included in the opinion filed as Exhibit 5.1 to the Registration Statement.

23.2  Consent of Deloitte & Touche LLP, independent public accountants.

--------------------
        * Incorporated herein by reference to the Registrant's Registration Statement of Form S-8, declared effective on July 27, 1993 (SEC File Number 33-66540). Amendments to the Plan are incorporated herein by reference to the Registrant's Proxy Statement with respect to the Registrant's Annual Meeting of Stockholders held on June 16, 1994.

                                  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jamestown, State of New York, on this 15th day of October, 1997.

                                    BUSH INDUSTRIES, INC.
                                    ---------------------
                                    Registrant


                                    By: /s/ Paul S. Bush
                                       ----------------------------------------
                                       Paul S. Bush, Chairman of the Board of
                                       Directors, President and Chief Executive
                                       Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                               TITLE                           DATE
---------                               -----                           ----
/s/ Paul S. Bush         Chairman of the Board of Directors,       October 15, 1997
--------------------     President and Chief Executive Officer
Paul S. Bush

/s/ Robert L. Ayres      Executive Vice President, Chief           October 15, 1997
--------------------     Operating Officer, Chief Financial
Robert L. Ayres          Officer and Director

/s/ Lewis H. Aronson     Senior Vice President of Strategic        October 15, 1997
--------------------     Planning and Business Development
Lewis H. Aronson         and Director

/s/ Douglas S. Bush      Vice President of Merchandising           October 15, 1997
--------------------     and Director
Douglas S. Bush




SIGNATURE                               TITLE                           DATE
---------                               -----                           ----

/s/ Gregory P. Bush      Vice President of Information             October 15, 1997
----------------------   Technology and Director
Gregory P. Bush

/s/ Donald F. Hauck      Senior Vice President and Director        October 15, 1997
----------------------
Donald F. Hauck

/s/ David G. Messinger   Senior Vice President of Sales and        October 15, 1997
----------------------   Marketing and Director
David G. Messinger

/s/ Paul A. Benke        Director                                  October 15, 1997
----------------------
Paul A. Benke

/s/ Jerald D. Bidlack    Director                                  October 15, 1997
----------------------
Jerald D. Bidlack

/s/ Robert E. Hallagan   Director                                  October 15, 1997
----------------------
Robert E. Hallagan
